EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of the Registrant:

Name	Ownership	State of Organization	Other Names
1. Marvel Characters, Inc.	100%	Delaware	None
2. Marvel Entertainment International Limited	100%	United Kingdom	None
3. Marvel Entertainment Japan Limited	100%	Japan	None
4. Marvel Property, Inc.	100%	Delaware	None
5. Marvel Publishing, Inc.	100%	Delaware	None
6. Marvel Studios, Inc.	100%	Delaware	None
7. Marvel Toys Limited	100%	Hong Kong	None
8. MVL Film Finance LLC	100%	Delaware	None
9. MVL Productions LLC	100%	Delaware	None
10. MVL Rights LLC	100%	Delaware	None
11. MRV, Inc.	100%	Delaware	MRV Marvel, Inc.
12. Toy Biz International Limited	100%	Hong Kong	None
13. Spider-Man Merchandising L.P.	50%	Delaware	None